Contact: James C. Miller

724-465-1487

TO BE RELEASED:

Tuesday, October 22, 2002

at 8:00 a.m.

S&T Bancorp, Inc. Announces Record Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp, Inc. today announced record earnings for the quarter and year-to-date 2002. Diluted earnings per share increased 5 percent to $.46 from $.44 in the third quarter of 2001. Net income also increased 5 percent to $12.4 million from $11.9 million in the third quarter of 2001.

For the nine months ending September 30, 2002, net income totaled $35.7 million and diluted earnings per share were $1.33, compared to $35.4 million of net income and $1.31 diluted earnings per share for the nine months ending September 30, 2001. Return on average assets and return on average equity for 2002 was 1.98 percent and 15.97 percent, respectively.

"I am particularly pleased with the performance of our core banking activities during what has been a difficult economic and interest rate environment," commented James C. Miller, president and chief executive officer. "The net interest margin has remained stable, and we continue to experience solid growth in loans, deposits and fee-based products and services. In addition, our most recent acquisitions this quarter of Evergreen Insurance, Inc. and Peoples Financial Corporation are expected to be positive influences to our strategic positioning and accretive to future earnings."

Evergreen Insurance, Inc., acquired in August of this year, is a full service insurance agency with offices in Ebensburg and Greensburg, Pennsylvania. Peoples Financial Corporation, a $330.0 million community bank with seven offices in Armstrong, Butler, Clarion and Indiana counties, was merged into S&T Bank in September 2002.

Net interest income, on a fully taxable equivalent basis, increased approximately $1.6 million or 7 percent for the quarter and $.6 million or 1 percent for the nine months as compared to the same periods of 2001. $.8 million of the third quarter increase is related to net interest income of acquired assets and liabilities of Peoples Financial Corporation. The year-to-date net interest margin was 4.20 percent for 2002, compared with 4.31 percent for 2001.

Overall loan growth increased $100.9 million during the first nine months of the year, excluding the $237.4 million of loans acquired with the Peoples Financial Corporation merger. Commercial loan growth during the period was $157.3 million. This growth was partially offset by a decrease in residential mortgage balances as borrowers refinanced portfolio mortgages into the secondary mortgage market.

Miller stated, "Growth in both commercial loans and core deposits have been important earnings contributors this year. New strategic initiatives and products such as free checking, online account opening and corporate cash management contributed to a 12 percent increase in demand deposit balances over the last nine months. That growth, along with the $164.0 million of core deposits from the Peoples Financial Corporation merger, will be important factors in our continuing success."

Miller added, "Noninterest income, which has been an area of focus for us, also continues to perform well." During the first nine months of this year, wealth management income, traditional banking fees and other fees and commissions increased $2.5 million or 16 percent, compared to the same period last year, including $.3 million of insurance commissions from Evergreen Insurance. Offsetting those increases was a $2.5 million reduction in realized equity securities gains in the S&T Investment Company as compared to last year. Also affecting year-to-year comparisons is a $1.9 million, after-tax extraordinary charge that was incurred in the third quarter of 2001 for early repayment of long-term debt. Unrealized equity securities gains at September 30, 2002 were $21.0 million, as compared to $33.4 million at June 30, 2002, reflecting realized gains and the general decline in the equities market during the last quarter.

Asset quality measurements remained relatively strong given this uncertain economic environment. Net charge-offs through September 30, 2002 were $3.6 million or .29 percent of average loans, annualized, compared to $2.5 million and .20 percent during the first nine months of 2001. The third quarter net charge-offs of $2.6 million included net charge-offs related to 2 commercial loans in the wholesale supply and telemarketing industries that were considered in the determination of the prior period allowance for loan losses. The provision for loan losses of $4.8 million and $2.3 million for the nine months and three months ended September 30, 2002 versus $3.9 million and $.9 million in prior year periods reflects the higher level of charge-offs. Nonperforming loans to total loans was .46 percent and .71 percent at September 30, 2002 and 2001, respectively. The allowance for loan losses was $29.5 million or 1.49 percent of total loans at September 30, 2002, as compared to $28.8 million or 1.75 percent for the same period 2001. The decrease in the allowance for loan losses as a percent of total loans is a result of internal loan growth and acquiring a $237.4 million loan portfolio in the Peoples Financial Corporation merger. The acquired portfolio was primarily 1-4 family residential loans and consumer installment loans with a lower credit risk profile and allowance coverage of .60%.

Noninterest expense increased 7 percent or $2.5 million in the first nine months of 2002, and 13 percent or $1.5 million in the third quarter as compared to the same periods last year. $.6 million of the increases are associated with non-recurring acquisition expenses of Peoples Financial Corporation. Increases also include higher medical and pension plan costs as well as higher staffing levels resulting from the insurance and bank acquisitions.

Miller stated, "The integration and conversion phases for both acquisitions have exceeded our expectations. The one-time, non-recurring charges previously anticipated to go as high as $4.0 million in 2002 for potential branch divestitures associated with the Peoples Financial Corporation acquisition will not be incurred, as these issues have been satisfactorily resolved. This will allow us to reiterate our full year earnings projections for 2002 of $1.81 - $1.83 per share reported earnings. Significant risk factors that could affect the 2002 performance projections would include a continued decline in the general economy that could affect loan demand and credit quality. We are also anticipating that uncertainties in the stock market will limit realized equity security gains."

S&T Bancorp declared a $.24 dividend per share on September 16, 2002, payable on October 25, 2002 to shareholders of record October 1, 2002. This represents a 4 percent increase over the cash dividend declared in the third quarter of 2001. The book value and market value of S&T common stock at September 30, 2002 were $11.26 and $25.18 per share, respectively. A stock buyback authorization for repurchasing up to 1 million shares remains in effect for 2002, of which .2 million shares have been repurchased to date.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 47 offices within Allegheny, Armstrong, Butler, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $2.8 billion, S&T Bancorp stock trades on the Nasdaq National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition.